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                                                                     EXHIBIT 99


                 XYVISION, INC. ANNOUNCES REVERSE STOCK SPLIT



READING, MA - October 20, 1998 Xyvision, Inc. (OTCBB:XYVI) announced today that it would implement the one-for-five reverse split of the Company's Common Stock approved at the Company's recent annual meeting of stockholders. The reverse stock spilt will become effective as of the close of business on October 20, 1998. Fractional shares resulting from the reverse stock split will be settled in cash. To indicate the reverse stock split, the Company's trading symbol will be temporarily changed to "XYVID." After 30 days, the Common Stock will resume trading under the symbol "XYVI." A new CUSIP Number, "984180 30 7," has been issued to distinguish stock certificates issued after the effective date of the reverse stock split. Stockholders will be notified by the Company's transfer agent and exchange agent, ChaseMellon Shareholder Services, L.L.C., regarding the process for receiving new share certificates. Warrants and options to purchase the Company's Common Stock, and other securities convertible into shares of the Company's Common Stock, will be adjusted in accordance with their terms to reflect the reverse stock split.


About Xyvision


Xyvision provides information management and document production solutions that leverage the value of an organization's information assets and automate the production of paper and digital documents. One of the earliest and most established developers of publishing and information management solutions, Xyvision markets products that are used by industry-leading aerospace and automotive manufacturers, standards organizations, telecommunications companies, publishers, and publishing service providers to produce reference books, journals, catalogs, directories, financial and legal material and technical manuals.


More information about Xyvision is available at http://www.xyvision.com.

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